Provident Bancorp, Inc. Reports Earnings for the June 30, 2020 Quarter and Initiates Payment of Quarterly Cash Dividends of $0.03 per Share

Company Release – 7/17/2020

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended June 30, 2020 of $3.3 million, or $0.18 per diluted share, compared to $2.5 million, or $0.13 per diluted share, for the three months ended June 30, 2019. Net income for the six months ended June 30, 2020 was $4.5 million, or $0.25 per diluted share, compared to $4.8 million, or $0.25 per diluted share, for the six months ended June 30, 2019. As a result of the completion of the second-step conversion and related stock offering in October 2019, all historical share and per share information has been restated to reflect the 2.0212-to-one exchange ratio.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.03 per share, which will be paid on August 13, 2020 to stockholders of record as of July 30, 2020.

“The obstacles of the day, while serious and requiring the Bank’s focus, will not hinder the entrepreneurial spirit and growth-mindset of our organization,” said Dave Mansfield, CEO. “I’m happy to highlight that we just completed a successful launch of our new ‘BankProv’ brand, an initiative that began in early 2019. Our new brand embodies the Bank’s 200-year evolution by connecting its deep banking roots to a Future Ready, technologically innovative commercial institution committed to delivering an exceptional customer experience.”

COVID–19 Response

The outbreak of COVID-19 has adversely impacted a broad range of industries in which the Company’s customers operate and could impair their ability to fulfill their financial obligations. The World Health Organization has declared COVID-19 to be a global pandemic indicating that almost all public commerce and related business activities must be, to varying degrees, curtailed with the goal of decreasing the rate of new infections. The spread of the outbreak has caused significant disruption in the U.S. economy and has disrupted banking and other financial activity in the areas in which the Company operates.

Congress and the bank regulatory agencies have taken several actions designed to cushion the economic fallout. The Coronavirus Aid Relief and Economic Security (“CARES”) Act was signed into law at the end of March 2020. The goal of the CARES Act is to prevent severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. In addition to the general impact of COVID-19, certain provisions of the CARES Act as well as other recent legislative and regulatory relief efforts are expected to have a material impact on the Company’s operations.

State and local governments are closely monitoring key public health data as the situation continues to evolve. The Company’s market area has implemented a phased reopen plan and has not seen a significant spike in cases since the implementation began. The continued progression has allowed businesses to reopen and service customers with restrictions in place. The Company’s business depends upon the willingness and ability of its employees and customers to conduct banking and other financial transactions. If the global response to contain COVID-19 escalates further or is unsuccessful, the Company could experience a material adverse effect on its business, financial condition, results of operations and cash flows. While it is not possible to know the full extent that the impact of COVID-19 will have on the Company’s operations, the Company will be disclosing potentially material items of which it is aware.

During the second quarter of 2020, the Company has focused on meeting the needs of its customer base during the pandemic. The impact of our response during the second quarter is as follows:

•

Decreased customer service fees on deposit accounts of $92,000, or 25.8% and decreased in other service charges and fees of $245,000, or 48.4%, when comparing the three months ended June 30, 2020 to the three months ended June 30, 2019 primarily due to fees waived for customers;

•	Recognized additional reserves of $581,000 to address economic uncertainties and increased unemployment;
•

Originated loans as part of the Small Business Administration’s (“SBA’s”) 7(a) Paycheck Protection Program (“PPP”) totaling $78.0 million which resulted in the collection of $2.8 million in fees from the SBA; and

•	Modified loans under the CARES Act totaling $274.2 million, or 21.4% of total loans.

Financial Results for June 30, 2020 Quarter

Net interest and dividend income before provision for loan losses increased by $2.4 million, or 23.0%, compared to the three months ended June 30, 2019 and increased by $4.3 million, or 20.9%, compared to the six months ended June 30,  2019. The growth in net interest and dividend income for the three months ended June 30, 2020 compared to the three months ended June 30, 2019 is primarily the result of an increase in our average interest earning assets of $324.1 million, or 34.4%, offset by a decrease in net interest margin of 38 basis points to 4.12%. The growth in net interest and dividend income for the six months ended June 30, 2020 compared to the same period in 2019 is primarily the result of an increase in average interest earning assets of $266.0 million, or 28.5%, offset by a decrease in the net interest margin of 26 basis points to 4.19%.

Provision for loan losses of $872,000 were recognized for the three months ended June 30, 2020 compared to $1.4 million for the same period in 2019. The decrease of $482,000, or 35.6% was primarily due to net charge-offs incurred in the second quarter of 2019. For the six months ended June 30, 2020, a provision of $4.0 million was recognized compared to $2.8 million for the six months ended June 30, 2019.  The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. The Company has reviewed certain qualitative factors in light of significant economic deterioration due to COVID-19. As some businesses remain shut down and others operate at reduced capacities, the Company continues to work with borrowers and offer relief in the form of short-term payment deferrals. There remains significant uncertainty of the full impact of COVID-19 as there is no set timeline as to when our customers can return to full operations. In reviewing the modifications performed as of June 30, 2020, an increased provision was recognized to address the economic uncertainties and increased unemployment that COVID-19 has had on our commercial customers. As of June 30, 2020 we have modified 110 commercial real estate loans totaling $133.9 million and 157 commercial loans totaling $116.1 million.

The allowance for loan losses as a percentage of total loans was 1.34% as of June 30, 2020 compared to 1.42% as of December 31, 2019. Included in total loans is $78.0 million in PPP loans originated as part of the CARES Act that have no credit risk, therefore we have not provided for losses for these loans, which has lowered the allowance as a percentage of total loans. The allowance for loan losses as a percentage of non-performing loans was 65.9% as of June 30, 2020 compared to 237.6% as of December 31, 2019. Non-performing loans were $26.0 million, or 1.8% of total assets as of June 30, 2020, compared to $5.8 million, or 0.52% of total assets, as of December 31, 2019.  As of June 30, 2020, non-performing loans consist primarily of two commercial relationships and one commercial real estate relationship. These loan relationships were evaluated and specific reserves of $1.74 million were allocated as of June 30, 2020.

Noninterest income decreased $352,000, or 33.3%, to $704,000 for the three months ended June 30, 2020 compared to $1.1 million for the same period in 2019. The decrease is primarily due to a decrease in other service charges and fees of $245,000, or 48.4%, and a decrease in customer service fees on deposit accounts of $92,000, or 25.8%. For the six months ended June 30, 2020, noninterest income decreased $388,000, or 18.5%, to $1.7 million compared to $2.1 million for the six months ended June 30, 2019. The decrease is primarily due to a decrease in the gains on sales of securities of $113,000, or 100.0%, a decrease in other service charges and fees of $197,000, or 21.5%, and a decrease of $69,000, or 10.1% in customer services fees on deposit accounts. The decreases in other service charges and fees and customer service fees on deposit accounts for both periods was primarily due to waiving fees for customers impacted by COVID-19.

Noninterest expense increased $1.5 million, or 21.5%,  to $8.4 million for the three months ended June 30, 2020 compared to $6.9 million for the three months ended June 30, 2019. The increase is primarily due to an increase in salaries and employee benefits expense and other expense, partially offset by a decrease in occupancy expense and professional fees.  The increase of $1.5 million, or 35.7%, for the three months ended June 30, 2020 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2019, the addition of staff from the warehouse business line purchase, and our ESOP expense. The warehouse business line purchase increased salary and employee benefits by $241,000. ESOP expense increased $49,000 due to the acquisition of additional shares from our second-step conversion and related stock offering in October 2019. Other expense increased $82,000, or 9.5%, due to increased loan workout expenses. Occupancy expense decreased $121,000, or 22.0%, primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in 2019. Professional fees decreased $129,000, or 26.0%, primarily due to one-time consulting services incurred in 2019 to aid in implementing a continuous improvement culture and our development of deposit products and services. For the six months ended June 30, 2020, noninterest expense increased $3.0 million, or 22.3%, to $16.6 million compared to $13.6 million for the six months ended June 30, 2019. The increase is primarily due to an increase in salaries and employee benefits expense, write-down of a notes receivable, and other expense, partially offset by a decrease in occupancy expense and professional fees. The increase of $2.6 million, or 30.7%, for the six months ended June 30, 2020 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2019, the addition of staff from the warehouse business line purchase, and our ESOP expense. The warehouse business line purchase increased salary and employee benefits by $411,000 and ESOP expense increased $163,000, as described above. A write-down of a notes receivable was completed after the Company evaluated the collectability and determined that $500,000 is uncollectible. Other expense increased $186,000, or 12.1%, due to increased loan workout expenses. Occupancy expense decreased $324,000, or 27.1%, primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in 2019. Professional fees decreased $165,000, or 18.0%, primarily due to one-time consulting services incurred in 2019 to aid in implementing a continuous improvement culture and our development of deposit products and services.

As of June 30, 2020, total assets have increased $293.0 million, or 26.1%, to $1.41 billion compared to $1.12 billion at December 31, 2019. The primary reasons for the increase are increases in net loans,  bank owned life insurance and accrued interest receivable, partially offset by a decrease cash and cash equivalents and in investments in available-for-sale securities. Net loans increased $305.8 million, or 31.9%, to $1.27 billion as of June 30, 2020 compared to $959.3 million at December 31, 2019. The increase in net loans was due to an increase in commercial loans of $309.0 million, or 68.4%, an increase in construction and land development loans of $10.3 million, or 22.1%, and an increase in commercial real estate loans of $3.5 million, or 0.8%, partially offset by decreases in residential real estate loans of $6.3 million, or 13.8%, and consumer loans of $4.2 million, or 33.2%. The increase in commercial loans was primarily due to loans in the warehouse business line of $184.8 million and the origination of $78.0 million in SBA PPP loans. The increase in bank owned life insurance of $9.3 million, or 34.5%, was primarily due to the purchase of additional insurance. The increase in accrued interest receivable of $1.9 million, or 66.6%, was primarily due to deferred interest on loan modifications as part of the CARES Act. The decrease in cash and cash equivalents of $21.5 million, or 36.0%, resulted from the purchase of the warehouse business line partially offset by an increase in deposits. The decrease in investments in available-for-sale securities of $4.8 million, or 11.5%, resulted primarily from principal pay downs on government mortgage-backed securities.

Total liabilities increased $287.6 million, or 32.3%, due to increased deposits and an increase in borrowings. Deposits were $1.12 billion as of June 30, 2020, representing an increase of $270.6 million,  or 31.8%, compared to December 31, 2019. The primary reason for the increase in deposits was due to an increase of $133.3 million, or 36.1%, in NOW and demand deposits, an increase of $21.4 million, or 25.7% in money market accounts, $76.7 million, or 81.2%, in time deposits, and an increase of $39.2 million, or 33.9%, in savings accounts. Money market deposits and NOW and demand deposits increased due to funds from the origination of PPP loans and strategic deposit growth strategy.  The increase in time deposits is primarily due to increases in brokered certificates of deposit of $65.6 million, or 135.0%, and an increase of $12.9 million, or 148.9%, from Qwickrate, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits.  The increase in savings accounts is primarily due to municipal deposits and growth from our online deposit products.  Borrowings increased $17.0 million, or 68.1%, to $42.0 million as of June 30, 2020 primarily due to funding loan growth.

As of June 30, 2020, shareholders’ equity was $236.3 million compared to $230.9 million at December 31, 2019, representing an increase of $5.4 million, or 2.3%. The increase was primarily due to year-to-date net income of $4.5 million, stock-based compensation expense of $503,000, other comprehensive income of $544,000 and employee stock ownership plan shares earned of $444,000, partially offset by a decrease of $583,000 from dividends declared.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Maryland corporation that was formed in 2019 to be the successor corporation to Provident Bancorp, Inc., a Massachusetts corporation, and the holding company for The Provident Bank, which also operates under the name BankProv. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	June 30,	December 31,
	2020	2019
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$12,327	$11,990
Short-term investments	25,851	47,668
Cash and cash equivalents	38,178	59,658
Debt securities available-for-sale (at fair value)	36,992	41,790
Federal Home Loan Bank stock, at cost	1,050	1,416
Loans, net of allowance for loan losses of $17,158 and $13,844 as of
June 30, 2020 and December 31, 2019, respectively	1,265,091	959,286
Bank owned life insurance	36,225	26,925
Premises and equipment, net	14,771	14,728
Accrued interest receivable	4,756	2,854
Right-of-use assets	4,336	3,713
Other assets	13,413	11,418
Total assets	$1,414,812	$1,121,788

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$361,022	$222,088
Interest-bearing	759,463	627,817
Total deposits	1,120,485	849,905
Borrowings	42,021	24,998
Operating lease liabilities	4,534	3,877
Other liabilities	11,450	12,075
Total liabilities	1,178,490	890,855
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
19,472,310 and 19,473,818 shares issued and outstanding
at June 30, 2020 and December 31, 2019, respectively	195	195
Additional paid-in capital	146,778	146,174
Retained earnings	98,057	94,159
Accumulated other comprehensive income	1,002	458
Unearned compensation - ESOP	(9,710)	(10,053)
Total shareholders' equity	236,322	230,933
Total liabilities and shareholders' equity	$1,414,812	$1,121,788

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
(Dollars in thousands, except per share data)	(unaudited)
Interest and dividend income:
Interest and fees on loans	$14,391	$12,270	$28,151	$23,969
Interest and dividends on securities	259	420	517	824
Interest on short-term investments	4	41	75	67
Total interest and dividend income	14,654	12,731	28,743	24,860
Interest expense:
Interest on deposits	1,443	1,531	3,089	2,968
Interest on borrowings	176	599	547	1,133
Total interest expense	1,619	2,130	3,636	4,101
Net interest and dividend income	13,035	10,601	25,107	20,759
Provision for loan losses	872	1,354	3,971	2,816
Net interest and dividend income after provision for loan losses	12,163	9,247	21,136	17,943
Noninterest income:
Customer service fees on deposit accounts	264	356	616	685
Service charges and fees - other	261	506	721	918
Gain on sale of securities, net	—	—	—	113
Bank owned life insurance income	171	173	350	350
Other income	8	21	27	36
Total noninterest income	704	1,056	1,714	2,102
Noninterest expense:
Salaries and employee benefits	5,799	4,274	11,201	8,568
Occupancy expense	429	550	870	1,194
Equipment expense	144	109	281	215
Data processing	195	150	396	354
Marketing expense	71	69	135	124
Professional fees	367	496	753	918
Directors' compensation	171	188	365	369
Software depreciation and implementation	238	182	438	345
Write down of note receivable	—	—	500	—
Other	947	865	1,728	1,542
Total noninterest expense	8,361	6,883	16,667	13,629
Income before income tax expense	4,506	3,420	6,183	6,416
Income tax expense	1,256	889	1,702	1,667
Net income	$3,250	$2,531	$4,481	$4,749
Earnings per share: (1)
Basic	$0.18	$0.13	$0.25	$0.25
Diluted	$0.18	$0.13	$0.25	$0.25
Weighted Average Shares: (1)
Basic	18,150,106	18,758,735	18,131,421	18,744,781
Diluted	18,179,858	18,895,918	18,197,646	18,856,903
(1) Amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended June 30,
	2020			2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,207,921	$14,391	4.77%	$880,501	$12,270	5.57%
Short-term investments	18,915	4	0.08%	8,859	41	1.85%
Investment securities	38,503	219	2.28%	49,188	366	2.98%
Federal Home Loan Bank stock	1,323	40	12.09%	3,986	54	5.42%
Total interest-earning assets	1,266,662	14,654	4.63%	942,534	12,731	5.40%
Non-interest earning assets	59,271			60,743
Total assets	$1,325,933			$1,003,277
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$129,753	77	0.24%	$109,052	78	0.29%
Money market accounts	281,457	516	0.73%	223,318	667	1.19%
NOW accounts	126,023	113	0.36%	108,963	113	0.41%
Certificates of deposit	160,295	737	1.84%	122,896	673	2.19%
Total interest-bearing deposits	697,528	1,443	0.83%	564,229	1,531	1.09%
Borrowings	53,438	176	1.32%	90,710	599	2.64%
Total interest-bearing liabilities	750,966	1,619	0.86%	654,939	2,130	1.30%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	324,296			203,706
Other noninterest-bearing liabilities	15,659			14,361
Total liabilities	1,090,921			873,006
Total equity	235,012			130,271
Total liabilities and
equity	$1,325,933			$1,003,277
Net interest income		$13,035			$10,601
Interest rate spread (1)			3.77%			4.10%
Net interest-earning assets (2)	$515,696			$287,595
Net interest margin (3)			4.12%			4.50%
Average interest-earning assets to
interest-bearing liabilities	168.67%			143.91%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended June 30,
	2020			2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,138,223	$28,151	4.95%	$872,912	$23,969	5.49%
Short-term investments	19,045	75	0.79%	6,620	67	2.02%
Investment securities	39,767	457	2.30%	49,980	738	2.95%
Federal Home Loan Bank stock	2,242	60	5.35%	3,761	86	4.57%
Total interest-earning assets	1,199,277	28,743	4.79%	933,273	24,860	5.33%
Non-interest earning assets	58,227			62,044
Total assets	$1,257,504			$995,317
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$125,430	182	0.29%	$113,518	186	0.33%
Money market accounts	268,669	1,221	0.91%	227,518	1,366	1.20%
NOW accounts	125,155	268	0.43%	112,451	229	0.41%
Certificates of deposit	147,057	1,418	1.93%	113,431	1,187	2.09%
Total interest-bearing deposits	666,311	3,089	0.93%	566,918	2,968	1.05%
Borrowings	66,154	547	1.65%	85,625	1,133	2.65%
Total interest-bearing liabilities	732,465	3,636	0.99%	652,543	4,101	1.26%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	275,368			196,664
Other noninterest-bearing liabilities	15,694			15,303
Total liabilities	1,023,527			864,510
Total equity	233,977			130,807
Total liabilities and
equity	$1,257,504			$995,317
Net interest income		$25,107			$20,759
Interest rate spread (1)			3.80%			4.07%
Net interest-earning assets (2)	$466,812			$280,730
Net interest margin (3)			4.19%			4.45%
Average interest-earning assets to
interest-bearing liabilities	163.73%			143.02%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
(unaudited)
Performance Ratios:
Return on average assets (1)	0.98%	1.01%	0.71%	0.95%
Return on average equity (1)	5.53%	7.77%	3.83%	7.26%
Interest rate spread (1) (3)	3.77%	4.10%	3.80%	4.07%
Net interest margin (1) (4)	4.12%	4.50%	4.19%	4.45%
Non-interest expense to average assets (1)	2.52%	2.74%	2.65%	2.74%
Efficiency ratio (5)	60.86%	59.05%	62.14%	59.91%
Average interest-earning assets to
average interest-bearing liabilities	168.67%	143.91%	163.73%	143.02%
Average equity to average assets	17.72%	12.98%	18.61%	13.14%

	At	At	At
	June 30,	December 31,	June 30,
	2020	2019	2019
Asset Quality
Non-accrual loans:
Real estate:
Commercial	$20,865	$1,701	$519
Residential	844	969	1,052
Construction and land development	-	165	—
Commercial	4,309	2,955	3,760
Consumer	21	37	87
Total non-accrual loans	26,039	5,827	5,418
Accruing loans past due 90 days or more	—	—	—
Other real estate owned	—	—	1,740
Total non-performing assets	$26,039	$5,827	$7,158
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.34%	1.42%	1.31%
Allowance for loan losses as a percent of non-performing loans	65.89%	237.58%	217.61%
Non-performing loans as a percent of total loans (2)	2.03%	0.60%	0.60%
Non-performing loans as a percent of total assets	1.84%	0.52%	0.53%
Non-performing assets as a percent of total assets (6)	1.84%	0.52%	0.69%
Capital and Share Related (7)
Stockholders' equity to total assets	16.7%	20.6%	12.8%
Book value per share	$12.14	$11.86	$6.78
Market value per share	$7.86	$12.45	$13.85
Shares outstanding	19,472,310	19,473,818	19,447,627

(1) Annualized where appropriate.
(2) Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6) Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.
(7) Amounts related to periods prior to the date of the Conversion (October 16, 2019) have been restated to give the retroactive recognition to the exchange ratio applied in the Conversion (2.0212-to-one).